Exhibit 10.1

July 1, 2001

Chris Mehringer
2130 Vista Del Mar Avenue, Apt. 14
Los Angeles, CA  90068

Dear Chris:

The purpose of this letter is to set forth the terms of your employment at NT Media Corp. of California, Inc. ("NT Media").

o Your job/title(s) will be Chief Executive Officer.
o You will also serve as Chief Financial Officer, Secretary and Chairman of the Board of Directors.
o In addition to all duties typically required of Chief Financial Officer, Secretary, and Chairman, your roles/responsibilities as Chief Executive Officer are described in the attached job description.
o Your salaryfrom July 1, 2001 through December 31, 2001 shall be $6,250 per month, payable on the last day of each month during which you are employed, plus expenses. Beginning January 1, 2002 and moving forward thereafter, your salary shall be $8,250 per month, plus expenses. Any portion of this salary may be deferred at your discretion. This compensation package may be increased through written agreement between you and the Board of Directors.
o At your discretion, you may assume any additional titles as requested by the Board of Directors.
o You shall be entitled to an option package, the terms of which shall be determined at a later date by mutual written agreement between you and the Board of Directors.

Each party agrees to indemnify and hold the other harmless for any actions or claims arising from its gross negligence, willful misconduct, or breach of any warranties or provisions of this Agreement

This Letter Agreement shall be construed in accordance with the laws of the State of California applicable to contracts entered into and entirely performed in the State of California.

Please indicate the above is in accordance with your understanding by signing below and returning an executed copy to me at the above listed address.

Sincerely,

/s/ Ali Moussavi

Ali Moussavi                     Accepted and Agreed this 1st day of July, 2001.
Board Member

/s/ Dana O'Connor

Dana O'Connor                    By:      /s/ Chris Mehringer_____________
Board Member                                  Chris Mehringer

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              9229 Sunset Blvd., Suite 401, Los Angeles, CA 90069
           TEL 310.205.4825 FAX 310.205.9029 WEB www.ntmediacorp.com
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JOB DESCRIPTION - CHIEF EXECUTIVE OFFICER
-----------------------------------------

NT Media Corp. is a diversified entertainment and media company based in Los Angeles, CA. Company operations range from film and television production to outsourced business development. The Company trades publicly on the over-the-counter bulletin board under the symbol NTMM.

Company seeks to grow and diversify its operations through cost-effective acquisitions in the entertainment and media sector. Viable acquisition targets include but are not limited to other film and television production companies, visual effects studios, commercial production companies, broadcast and commercial design companies, animation companies, interactive game developers, and more.

Revenues will be generated through fee for service activities. The Company ultimately seeks to build an asset base of Intellectual Property, which it can then exploit for further ongoing revenue and profit.

Company: NT Media Corp. of California, Inc.

Position: Chief Executive Officer

Location: Los Angeles, CA

Primary Responsibilities:

The CEO must fuse the worlds of business, entertainment, and media. The successful candidate will be responsible for identifying and executing strategic growth opportunities at the corporate and business unit levels, identifying and executing financing and acquisition opportunities, recruiting talented employees, and managing key operations. CEO will also be responsible for maintaining relationships with and managing activities of external vendors and professional service providers including investment bankers, attorneys, public relations companies, investor relations firms, accounting firms, and more. Candidate will also forge strategic alliances and partnerships to drive the growth of the Company and initiate and assess new business opportunities. Ultimately, the CEO will be responsible for all aspect of the company's management and operations. More specifically, duties will include:

o identify, structure, negotiate and execute strategic acquisitions and partnerships
o    secure and manage financing
o    maintain financial reporting systems and SEC compliance
o    set budgets, corporate agendas, and employee goals
o    deliver regular and special reports to NT Media board of directors
o    recruit, hire, manage all staff
o    oversee all aspects of the company's management and operations
o manage/supervise management of external vendors and professional service providers
o    represent NT Media at conferences, panels, tradeshows, festivals, etc.




                                                  job description - nt media CEO

Additionally, the CEO will have a solid understanding of entertainment and media business models including competitors, consumer trends, buyers, and market initiatives. Candidate must also have a strong understanding of micro-cap public companies and SEC compliance.

Qualifications/ Skills:

A strong educational background is required. An understanding of media business models is required, as are key relationships in the entertainment, media, and micro-cap investment worlds. Prior experience in entertainment and media, business development, strategic planning, and management are expected. Entrepreneurial experience is major plus.


Furthermore, all candidates must:

o have strong prioritization, analytical, and negotiation skills
o be aggressive and comfortable operating under pressure
o have excellent communication skills (written, oral and presentation)
o be self-motivated, organized, reliable, and efficient
o be an innovative thinker and problem solver